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                                                      Rule 424(b)(3)
                                                      Registration No. 333-76771


                                RAILAMERICA, INC.

                      Supplement No. 1 dated July 17, 2001
                        to Prospectus dated July 19, 1999

         This prospectus supplement should be read in conjunction with the prospectus dated July 19, 1999, which is to be delivered with this prospectus supplement.

         The Prospectus of RailAmerica, Inc., dated July 19, 1999, relating to our common stock, $.001 par value per share, is hereby supplemented as follows:

         1. SELLING STOCKHOLDERS.

         The following table sets forth, as of July 17, 2001, certain information with respect to the ownership of our common stock by the selling stockholders, and supersedes the table set forth on page 16 of the Prospectus.


                                   OWNERSHIP OF SHARES
                                     OF COMMON STOCK                                             OWNERSHIP OF SHARES
                                    PRIOR TO OFFERING                                              OF COMMON STOCK
                              ------------------------------                NUMBER OF SHARES      AFTER OFFERING **
                              COMMON    SERIES A                             OF COMMON STOCK     ---------------------
SELLING SHAREHOLDER           SHARES    PREFERRED   WARRANTS   PERCENTAGE        OFFERED         SHARES     PERCENTAGE
-------------------           ------    ---------   --------   ----------    ----------------    ------     ----------
Betty Anderson                              6,060                  *               6,060              0         *
AOL Partnership Ltd.                       12,121                  *              12,121              0         *
Apogee Fund, L.P.             57,000       60,606     23,550       *             126,156         15,000         *
Willard W. Askew                           12,121                  *              12,121              0         *
Clara F. Bandy                                606                  *                 606              0         *
BEV Partners, L.P.            34,042                   5,106       *              39,148              0         *
Barclays Bank PLC                                    800,000(1)   3.4%           750,000         50,000         *
Dale W. Brown                               6,060                  *               6,060              0         *
Boyd & Co.                   112,000                  16,800       *             128,800              0         *
Timothy H. Brown & Vivian                   3,030                  *               3,030              0         *
  D. Brown, Trustees,
  Timothy H. Brown
  Remainder Trust, Dated
  12/26/90

Chambers Family Interests      9,000                   1,350       *              10,350              0         *
Bill Clement                  11,000                   1,650       *              12,650              0         *
Anne Dahlson                                6,060                  *               6,060              0         *
Paul & Patricia                             3,030                  *               3,030              0         *
  DiPietrantonio

Deborah Doorey                              3,030      3,000       *               3,030          3,000         *
Michael Doorey                              3,030      3,000       *               3,030          3,000         *
Dudley Profit Sharing                       6,060                  *               6,060              0         *
  Trust

EBS Asset Management P/S       4,359        6,060        681       *              11,100              0         *
  Plan

EBS Microcap Partners LP       8,510       26,666      4,277       *              36,453          3,000         *
EBS Partners LP               17,021       47,272      2,553       *              66,846              0         *
EGS Associates L.P.           68,085                  10,213       *              78,298              0         *
Lucia A. Englander                         12,121      3,000       *              12,121          3,000         *
Kathryn Esping Agency, GP    113,500      121,212     17,025      1.1%           251,737              0         *
First London Securities                              282,231(2)   1.2%           282,231              0         *
  Corp.

Gladney Fund                               12,121                  *              12,121              0         *
Richard T. Groos Trust                     12,121      3,000       *              12,121          3,000         *
Hull Overseas, Ltd.                        24,242      6,000       *              24,242          6,000         *
Interstate Auto Insurance                   6,060                  *               6,060              0         *
Jonas Partners L.P.           22,695                   3,404       *              26,099              0         *


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

                                   OWNERSHIP OF SHARES
                                     OF COMMON STOCK                                             OWNERSHIP OF SHARES
                                    PRIOR TO OFFERING                                              OF COMMON STOCK
                              ------------------------------                NUMBER OF SHARES      AFTER OFFERING **
                              COMMON    SERIES A                             OF COMMON STOCK     ---------------------
SELLING SHAREHOLDER           SHARES    PREFERRED   WARRANTS   PERCENTAGE        OFFERED         SHARES     PERCENTAGE
-------------------           ------    ---------   --------   ----------    ----------------    ------     ----------
JPW Fund, Ltd.               380,000                  22,500      1.8%           172,500        230,000        1.0%
James P. Judge                             12,121                  *              12,121              0         *
Dorothy A. Kamp Trust                       3,030                  *               3,030              0         *
Felice M. Kantor                            6,060                  *               6,060              0         *
Edward Kennedy                              6,060                  *               6,060              0         *
Jerry E. Kimmel                             6,060                  *               6,060              0         *
Geraldine A. Kreutzjans                       606                  *                 606                        *
John S. Lemak                 10,000                   2,250       *              11,500            750         *
L. Family Management, Co.                  24,242                  *              24,242              0         *
  Ltd.

Lighthouse Genesis                          7,272                  *               7,272              0         *
  Partners, LP

LKCM Balanced Fund             8,500                   1,275       *               9,775              0         *
LKCM Investment              115,000                  32,250       *             132,250         15,000         *
  Partnership

LKCM Small Cap Equity Fund   209,500                  31,425      1.0%           240,925              0         *
Lockheed Martin              215,602                  32,340      1.1%           247,942              0         *
  Retirement Trust

David R. Lunsford                           6,060                  *               6,060              0         *
Macquarie Bank Limited       276,623(3)                           1.2%           276,623              0         *
Bhupendra H. Mahida                         6,060                  *               6,060              0         *
John E. Meyer                 22,695       54,545      3,404       *              80,644              0         *
John E. Meyer & Betty J.                    6,060                  *               6,060              0         *
  Meyer Foundation

Jerome W. Neidfelt                         12,121                  *              12,121              0         *
Joe Neuhoff Equity(4)                      24,242                  *              24,242              0         *
Ray Nixon, Jr.                             12,121                  *              12,121              0         *
Mildred M. Nizny Trust                      2,424                  *               2,424              0         *
Milo Noble                                  9,696                  *               9,696              0         *
Oakley Park Co.                             6,060                  *               6,060              0         *
Marcia O'Rourke                             6,060                  *               6,060              0         *
John F. Popken                              6,060                  *               6,060              0         *
Peaquot Scout Fund, L.P.                  484,848                 2.1%           484,848              0         *
Pharos Genesis Fund                        67,878                  *              67,878              0         *
  Limited

Precept Capital Master                     12,121                  *              12,121              0         *
  Fund

R&D Investment                11,347       41,212      1,702       *              54,261              0         *
  Partnership, LP

John Roach Custody Sub.                     6,060                  *               6,060              0         *
  Acct.(4)

Nancy Robinson                              1,212                  *               1,212              0         *
Victor E. Salvino              1,000       24,242      6,000       *              24,242          7,000         *
Michael Samis                  5,000                     750       *               5,750              0         *
George A. Shutt(4)                         24,242                  *              24,242              0         *
Peter P. Smith                10,000                   4,500       *              11,500          3,000         *
Peter P. and Bonnie B.                     12,121                  *              12,121              0         *
  Smith Irrevocable Trust
  for Children

John S. and Bonnie P.                      60,060                  *              60,060              0         *
  Strauss

Robert L. Swisher, Jr.       578,400                  18,000      2.6%           138,000        458,000        2.0%
Charles Tandoi TTEE                        14,545                  *              14,545              0         *
Charles C. Taylor             25,000                   3,750       *              28,750              0         *
Jeffrey Thorp                 15,000                  12,750       *              17,250         10,500         *
Toby G. Weber                               6,060                  *               6,060              0         *
Walker Smith Asset            14,200                   2,130       *              16,330              0         *
  Management

Walker Smith Capital, L.P.    13,800       24,242      2,070       *              40,112              0         *
Walker Smith International    12,000                   1,800       *              13,800              0         *
Ann T. Warinner Trust                       3,030                  *               3,030              0         *
Billy A. West Trust                         6,060                  *               6,060              0         *
Dorothy D. Winchester         15,000        6,060                  *               6,060         15,000         *
Rush Winchester                             6,060                  *               6,060              0         *


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-----------------
*    Indicates less than 1%

**   Assumes all of the shares of common stock registered hereby are sold.

(1) Consists of shares of our common stock issuable upon exercise of warrants issued in connection with Barclay Bank's services with respect to our Freight Victoria acquisition, 750,000 of which at an exercise price of $9.75 per share and 50,000 of which at an exercise price of $7.875.

(2) Consists of shares of common stock issuable upon exercise of warrants issued in connection with services performed as placement agent with respect to our January 1999 and March 1999 private placements, of which 140,727 are exercisable at a price of $8.25 per share and 141,504 are exercisable at a price of $10.125 per share.

(3) Consists of 268,566 shares of common stock issuable upon exercise of the principal amount of a convertible note in the amount of $2.64 million at a conversion price of $9.83 per share, and 8,057 shares of common stock that may be issued in connection with the conversion of interest payments on the convertible note at 6% per annum.

(4)   Registered in the name of Muir & Co., as nominee.


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